UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                   ----------

                                    FORM 8-K
                                 CURRENT REPORT
                        Pursuant to Section 13 or 15 (d)
                     of the Securities Exchange Act of 1934

                                   ----------

                                FEBRUARY 12, 2004
                                 Date of Report
                        (Date of earliest event reported)

                      Shenandoah Telecommunications Company
             (Exact name of registrant as specified in its charter)

            Virginia                      0-9881                54-1162807
(State or other jurisdiction of  (Commission File Number)    (I.R.S. Employer
 incorporation or organization)                           Identification Number)

P.O. Box 459
Edinburg, VA                                                      22824
(Address of principal executive office)                        (Zip code)

       Registrant's telephone number, including area code: (540) 984-4141

Item 9.

The information contained in this report on Form 8-K is being furnished pursuant to Item 12 under Item 9 as directed by the Securities and Exchange Commission in Release No. 34-47583 and shall not be deemed to be "filed" for purposes of
Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section.

NEWS RELEASE

For further information, please contact Earle A. MacKenzie at 540-984-5192.

                      SHENANDOAH TELECOMMUNICATIONS COMPANY
           REPORTS FOURTH QUARTER AND FULL YEAR 2003 FINANCIAL RESULTS

      EDINBURG, VA, (February 12, 2004) - Shenandoah Telecommunications Company announced financial results for the fourth quarter of 2003 and year end results as of December 31, 2003. Continued improvement in the wireless operations resulted in improved results compared to same periods last year. Income from continuing operations for the fourth quarter was $4.1 million, compared to $0.3 million for the same period in 2002. Income from continuing operations for the year ended December 31, 2003 was $9.8 million versus a loss of $2.9 million for 2002, which included a previously reported net loss on external investments. Total fourth quarter revenues grew by 11.9% from the same quarter the previous year, including a 17.7% increase in wireless revenues. For 2003, revenue grew by 13.9% over the prior year, including a 20.7% increase in wireless revenue.

      As previously announced, the Company sold its interest in the Virginia 10 RSA Limited Partnership cellular operation on February 28, 2003, and classified its prior cellular operation as discontinued, as is further discussed below. Net income including discontinued operations for the three months ended December 31, 2003 was $3.9 million compared to $2.3 million in 2002 and $32.1 million versus $4.5 million for the year ended December 31, 2003 and 2002, respectively.

      The Company previously announced a two-for-one stock split to shareholders of record January 30, 2004. Certificates are expected to be mailed on or about February 20, 2004, and it is expected the split will be reflected in quoted prices starting on February 24, 2004. All per share amounts in this news release are stated on a post-split basis.

Fourth Quarter Highlights

      For the quarter ended December 31, 2003, income from continuing operations was $4.1 million, compared to $0.3 million in fourth quarter 2002. The Company's total revenues for the fourth quarter 2003 were $28.5 million, compared to $25.5 million in the same quarter 2002, an increase of $3.0 million or 11.9%. The Company's revenue growth was driven by increases in its PCS business. Operating income for the quarter was $7.1 million, an increase of $5.1 million from fourth quarter 2002. The increase in operating income is primarily due to continued growth in PCS operations, favorable adjustments to management's PCS estimates, additional PCS revenue and expense reductions related to previous periods as a result of settling disputed items with Sprint and other adjustments, all totaling $2.5 million. In the fourth quarter of 2002, the Company recorded a significant allowance to cover the write-off of non-paying credit challenged PCS customers that qualified for a no-deposit service promotion which is no longer offered by the Company. The performance of the Company's other lines of business was consistent with the same quarter last year.

Annual Highlights

      For the year ended December 31, 2003, income from continuing operations was $9.8 million or $1.29 per diluted share, compared to a loss of $2.9 million or ($0.39) per diluted share in 2002. The Company's total revenues for 2003 were $105.9 million, compared to $93.0 million in 2002, an increase of $12.9 million or 13.9%. The Company's revenue growth was primarily driven by its PCS business. Operating income for 2003 was $18.6 million, an increase of $9.3 million or 100% from 2002. The increase is a result of continued growth in PCS operations, favorable adjustments to management's PCS estimates, additional revenue and expense reductions related to previous periods as a result of settling disputed items with Sprint and the reduction in telephone access charges previously reported in the second quarter of 2003, all totaling $0.5 million.

      President and CEO, Christopher E. French commented, "Our employees have worked diligently to construct and operate our PCS network, and to build our PCS customer base. We are pleased to report a profit in the PCS operation for the quarter. While this is a significant milestone in our wireless operations, we recognize that much work remains to ultimately earn a reasonable return on our wireless investment. Our recently announced signing of an addendum to our management and services agreements with Sprint is expected to lead to cost savings and greater certainty in fees paid to Sprint. These improvements and more will be needed to sustain profitability in the highly competitive wireless telecommunications industry."

PCS Operations

      The Company continues to experience strong growth in wireless revenues as a PCS Affiliate of Sprint, increasing its PCS subsidiary revenue by $2.8 million to a total of $18.7 million for fourth quarter 2003 and increasing by $11.5 million to a total of $67.0 million for 2003 compared to the same periods last year. The Company's Sprint wireless customer count increased during the fourth quarter by 4,100, to approximately 85,100 customers. Although not included in the Company's customer count, wholesale-prepaid customers used 5.0 million minutes on the Company's network during the fourth quarter, compared to 0.4 million minutes in the same quarter in the prior year. The wholesale minutes for 2003 were 10.9 million compared to 0.5 million minutes in 2002. The Company's fourth quarter churn was 2.0%, down from 2.8% in the fourth quarter 2002. The PCS net income was $1.8 million in the fourth quarter 2003 compared to a net loss of $1.6 million in the fourth quarter 2002. As stated previously, the improvement in PCS net income during the fourth quarter is primarily the result of improved operating results and adjustments to prior period estimates. The PCS net income of $0.3 million for the year ended December 31, 2003, is a $5.7 million improvement over the same period in 2002. Prior period and settlement adjustments with Sprint totaled $1.1 million in 2003.

Telephone Operations

      The local telephone operations net income for 2003 was $7.1 million, an increase of $0.3 million from 2002 when the Company recorded write-offs of more than $0.5 million related to industry bankruptcy filings. The Company had 24,877 Access Lines at December 31, 2003, a decrease of 54 from the previous year-end.

Other Operations

      The ShenTel Service operation had net income of $0.8 million in 2003, compared to $0.3 million in 2002. Revenues in 2003 associated with information access services, including Internet access service revenues and contract work on the 511 Virginia Travel Information Project, increased $0.6 million, to $7.0 million. The Company ended the year with approximately 19,000 Internet customers of which approximately 1,300 access the service through Digital Subscriber Lines
(DSL). This represents a 101% increase in DSL customers and the same overall Internet customers as December 31, 2002. DSL service is available to more than 80% of the subscribers of the Company's local telephone serving area.

External Investments

      In the quarter ended December 31, 2003, the Company recorded a loss of $0.2 million on external investments compared to a loss of $0.4 million in 2002. A loss of $0.4 million was recorded for the year 2003, an improvement of $9.6 million from the year 2002. The loss on investments in 2002 was principally attributed to the $9.0 million loss recorded during the year in the Company's former investment in VeriSign, Inc., as discussed in previous filings. At the end of the quarter, the Company's external investments totaled $7.5 million.

Discontinued Operations and Consolidated Results

      As previously disclosed, the Company completed the sale of its general partner interest in the Virginia 10 RSA Limited Partnership at the close of business on February 28, 2003. That transaction resulted in a $21.3 million after-tax gain, and the Company received $33.7 million in cash and $5.0 million in escrow, subject to certain post-closing adjustments. The Company has classified its prior cellular operation as discontinued. Net income for discontinued operations in 2003 was $22.4 million or $2.95 per diluted share and $7.4 million net income or $0.99 per diluted share. Incorporating these results with those of continuing operations as described above in Annual Highlights, 2003 consolidated net income was $32.1 million or $4.22 per share on a diluted basis, compared to $4.5 million or $0.60 per diluted share in 2002.

      The Company's 2003 capital expenditures were $12.5 million and the Company retired $12.2 million of debt during 2003. The Company has invested the proceeds from the sale of its cellular operations, less applicable taxes paid, in temporary cash investments. No decision has been made for the use of these remaining proceeds. The Company had cash and cash equivalents of $28.7 million as of year-end. The Company's debt/equity ratio at December 31, 2003 was .41; and debt as a percent of total assets was 23.4%.

About Shenandoah Telecommunications

      Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ National Market under the symbol "SHEN." The Company's operating subsidiaries provide local telephone, cable television, Internet access, interexchange facilities, and PCS services to the four-state region from Harrisonburg, Virginia to Harrisburg and Altoona, Pennsylvania.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs and other competitive factors.

SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION
(In thousands, except per share amounts)

  Condensed Balance Sheets                   December 31,      December 31,
                                                 2003              2002
                                              ---------         ---------
Total current assets                          $  40,963         $  20,494
Total securities and investments                  7,467             7,423
Property, plant and equipment                   199,692           189,278
  Less accumulated depreciation                 (72,006)          (57,126)
                                              ---------         ---------
Net property, plant and equipment               127,686           132,152
Other assets, net                                 9,248             3,935
                                              ---------         ---------
   Total assets                               $ 185,364         $ 164,004
                                              =========         =========

Current liabilities, exclusive of debt
     of $4,230 and $7,985                     $  11,566         $  11,915
Long and short-term debt                         43,346            55,546
Total other liabilities                          24,244            18,300
Minority interests in discontinued
   operations                                        --             1,666
Total shareholders' equity                      106,208            76,577
                                              ---------         ---------
   Total liabilities and shareholders'
      Equity                                  $ 185,364         $ 164,004
                                              =========         =========

  Condensed Statements of Income                            Fourth quarter
                                                           ended December 31,              Year ended December 31,
                                                         2003             2002              2003             2002
                                                       --------         --------         ---------         --------
Operating Revenues-Wireless                            $ 19,461         $ 16,528         $  69,872         $ 57,867
                  -Wireline                               7,300            7,314            29,022           28,755
                  -Other                                  1,727            1,617             6,967            6,352
                                                       --------         --------         ---------         --------
   Total operating revenue                               28,488           25,459           105,861           92,974

Cost of goods and services                                3,064            3,221            10,943           10,502
Network operating costs                                   8,455            8,797            33,630           32,511
Depreciation                                              4,303            3,890            16,631           14,482
Selling, general and
   administrative                                         5,566            7,520            26,029           26,141
                                                       --------         --------         ---------         --------
   Total operating expenses                              21,388           23,428            87,233           83,636
                                                       --------         --------         ---------         --------
Operating income                                          7,100            2,031            18,628            9,338

Interest (expense)                                         (825)          (1,018)           (3,510)          (4,195)
Other income (expense)                                     (227)            (727)              (53)         (10,145)
Income tax (provision) benefit                           (1,979)              52            (5,304)           2,109
                                                       --------         --------         ---------         --------
Income/(loss) from continuing
  operations                                              4,069              338             9,761           (2,893)
Income from discontinued
  operations                                               (216)           1,915            22,389            7,412
Cumulative effect of a change
   in accounting                                             --               --               (76)              --
                                                       --------         --------         ---------         --------
   Net income                                          $  3,853         $  2,253         $  32,074         $  4,519
                                                       ========         ========         =========         ========
Income/(loss) per share from
  continuing operations, diluted                       $   0.53         $   0.04         $    1.29         $  (0.39)
                                                       ========         ========         =========         ========
Income per share from
  discontinued operations, diluted                     $  (0.03)        $   0.26         $    2.95         $   0.99
                                                       ========         ========         =========         ========
Loss per share from cumulative effect of change
in accounting, diluted                                       --               --         $   (0.01)              --
                                                       ========         ========         =========         ========
   Net earnings per share, diluted                     $   0.50         $   0.30         $    4.22         $   0.60
                                                       ========         ========         =========         ========

                                      #####

         SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARY COMPANIES

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                        SHENANDOAH TELECOMMUNICATIONS COMPANY
                        (Registrant)


                        February 13, 2004   /S/ EARLE A. MACKENZIE
                                            ----------------------
                                                Earle A. MacKenzie
                                                Chief Financial Officer